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EXHIBIT 99.1 - Press release

For Immediate Release

       PEOPLES EDUCATIONAL HOLDINGS, INC. ANNOUNCES 2005 YEAR END RESULTS

(Saddle Brook, NJ) - March 24, 2006 - Peoples Educational Holdings, Inc. (NASDAQ: PEDH) today reported its 2005 year-end results.

The Company has reorganized revenue reporting into two primary groups, which reflect its core businesses:

     1) Test Preparation, Assessment, and Instruction, which is comprised primarily of proprietary state-specific, standards-based test preparation and instructional worktexts, and printed and on-line classroom assessments. Revenue from this group represented 66% of total revenue in 2005. At year-end, Test Preparation and Assessment products were customized in 12 states, and customized Instructional worktexts were available in 8 states.

     2) College Preparation, which consist primarily of college level texts and other materials sold into senior high schools for Advanced Placement, honors, and other college track courses. The Company does publish its own proprietary products, but the majority of the revenue within this group is derived from the sale of distributed products from major college publishers with whom exclusive distribution agreements are in place. Revenue for this group represented 34% of the Company's total 2005 revenue.

Revenue for both product groups was $35.5 million for 2005 representing an increase of 9.1% from 2004.

Test Preparation, Assessment, and Instruction revenue for 2005 was $23.6 million representing an increase of 9.8% over the prior year. However, revenue was essentially flat (down 0.6%) in the first half of 2005 relative to the same period in 2004. This was primarily due to changes in academic standards and/or test formats in a number of the states in which the Company offers customized product, which necessitated a revision and a relaunch of the products. Revenue for the second half of 2005 was up 19.4% compared to the same period in the prior year, as a result of the release of the new and revised products. Revenue for the fourth quarter of 2005 was up 22.0% compared to the same period in 2004. Revenue, from 2001 to 2005 has increased from $4.8 million to $23.5 million, a compound annual growth rate of 48.8%.

College Preparation revenue for 2005 was $11.9 million representing an increase of 7.9% over the prior year. Revenue was up 17% for the first half of 2005, and up 3.5% in the second half of 2005 compared to the same periods in 2004. Revenue in the first half of 2005 was higher than anticipated due the timing of customer orders that were received during the second quarter that normally would have been received in the third quarter, which is the largest revenue quarter for



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this group. Revenue for the fourth quarter of 2005 decreased by 23.5% compared to the same period in 2004. However, historically, the fourth quarter is a relatively small quarter, representing approximately 9% of the annual revenue for this group. The Company believes the decline in revenue during the fourth quarter is temporary fluctuation. Revenue, from 2001 to 2005 has increased from $8.3 million to $11.9 million, a compound annual growth rate of 9.4%.

Related to the reorganization of product line revenue groupings, the Company made a strategic decision to focus its product development, sales, and marketing efforts on its core businesses with a particular emphasis on our fast-growing Test Preparation, Assessment, and Instruction product group. In conjunction with this reevaluation, the Company has written-down, on a one-time basis, a number of underperforming assets. In addition, in connection with these write-downs, a general reserve against prepublication assets and inventory has been established. The total amount of the adjustment was $4.7 million.

The strategic reorganization was focused in a number of key areas, as follows:

     1. Electronic - The Company is continuing its product development in this area, although to a lesser degree than in the past. The Company will continue to actively develop, market and sell its electronic products. It was determined that a write-down was warranted to bring the capitalized investment to a level that is in line with the expected future revenue.

     2. Test Preparation and Assessment - A number of underperforming, discontinued, and incomplete products, many of them customized district level products that have not performed to expectations, are also being written off.

     3. The Company has made the strategic decision to pull back from the professional development initiative that it tested in a number of states last year. It was determined that the management attention, sales force focus, and investment in product development could be more productively utilized within its core student materials product offerings. The Company will not be investing in any new product development, however it will continue its distributor relationships with other publishers of professional development materials in order to take advantage of strategic selling opportunities.

As noted, during the fourth quarter of 2005 the Company incurred a one-time expense of $4.7 million, as discussed above relating to the write-down or write-off of underperforming prepublication assets and their related inventory and the establishment of general reserves for inventory and prepublication assets. The $4.7 million adjustment is all reflected within Cost of Revenue in the income statement, but on various expense lines depending on the exact nature of the expense. It is broken down as follows:

     -    Direct Costs                         $  200,000

     -    Prepublication Cost Amortization     $  600,000

     -    Product Line Restructuring Charges   $3,900,000


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Gross profit decreased from $15.2 million in 2004 to $10.7 million in 2005. The fluctuation is primarily a result of the $4.7 million adjustment noted above. If this adjustment was excluded, gross profit would have been $15.4 million, or 43% of revenue in 2005 compared to $15.2 million or 47% of revenue in 2004. The fluctuation as a percent of revenue is due to an increase in direct costs and prepublication cost amortization related to our new product launches.

Operating expenses increased from $12.8 million in 2004 to $15.2 million in 2005. As a percent of revenue it increased from 39.4% in 2004 to 43.0% in 2005. The increase is a result of the increased sales and marketing expenses including salaries, promotion, exhibit, book sample, catalog, and travel expense associated with new product and product line launches. In addition, administrative expenses increased as a result of infrastructure investments to support revenue growth, and increased accounting expenses as a result of Sarbanes-Oxley compliance requirements.

Operating income for 2004 was $2.4 million compared to a loss of $4.6 million in 2005. The decrease is primarily a result of the $4.7 million adjustment within Cost of Revenue and increases in prepublication amortization, direct costs and operating expenses as noted above.

Liquidity and Capital Resources
-------------------------------

Net cash provided by operating activities for 2005 was $5.3 million, compared to $4.8 million in 2004.

Net cash used in investing activities was $11.9 million in 2005 compared to $8.5 million in 2004. Net cash used in investing activities for 2005 consisted primarily of expenditures for prepublication costs of $11.5 million in 2005, which represents an increase of $3.4 million from 2004.

Net cash provided by financing activities was $6.7 million in 2005 compared to $3.3 million in 2004. Net cash provided by financing activities consisting primarily of $3.9 million of net borrowings under the Company's line of credit and term loans, $2.9 million from the proceeds from the sale of common stock, offset by net payments on long-term debt.

In May 2005, the Company entered into a new $12 million financing facility, which consists of a revolving line of credit and a term loan:

     - The revolving line of credit provides for advances up to $7,000,000 and expires in May 2010.

     - The term loan is for $5,000,000 and matures in May 2012. The term loan provides for payments of interest only for the first twelve months and for 72 equal monthly payments of principal and interest.


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As previously reported, The Company has changed its fiscal year end from
December 31st to May 31st. This will more closely align the Company's financial year-end with its revenue cycle and its customers purchasing cycle. This change will be effective May 31st 2006. Therefore our next full fiscal will begin June 1, 2006 (Fiscal '07).

The Company is projecting revenue for the 5-month stub-period ending May 31, 2006 to be approximately $12 million, which represents an increase of over 20% from the same period in 2005.

Due to the seasonality of the revenue cycle, historically the Company has had operating losses during the 5-month period January to May. For the 5 months ending May 31, 2006, the Company is projecting an operating loss of between $1.2 and $1.4 million. This would be approximately 20% less than the operating loss during the same period in 2005.

"Having made some important decisions relative to the strategic reorganization noted above, we feel well-positioned to not only continue our revenue growth, but to also deliver significant earnings growth during Fiscal '07," said Brian Beckwith, President and CEO. "We will continue to leverage our revenue growth against our fixed expense base, and reduce our variable costs, primarily product cost. We have no plans for any major new product line launches in Fiscal '07; instead, our product development, sales and marketing focus will be on growing our existing core business with new and revised products and maximizing profitability. We feel that operating income in Fiscal '07 will be significantly greater than in past years, and will reach 20% within the next 3 to 4 years. We also feel that a net income percentage of 10-12% is also attainable during that same time period, and that significant strides toward that goal will be made in Fiscal '07."

About Peoples Educational Holdings, Inc.
----------------------------------------
Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:

Test Preparation, Assessment, and Instruction Product Group
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     -    Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 2-12.

     - Instruction: Grades 2-8 state customized, print worktext and print and web-based assessments that provide students in-depth instruction and practice in reading, language arts, and mathematics.

College Preparation Product Group
---------------------------------
     - The Company distributes and publishes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers.


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The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

Peoples Educational Holdings, Inc., Saddle Brook, NJ
Investor Contact: Michael DeMarco
Press Contact: Michael DeMarco
Phone: 201-712-0090
investorrelations@peoplespublishing.com
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This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market,
(9) the sufficiency of the Company's copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company's filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.


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